Exhibit 10.54

EMPLOYMENT AGREEMENT

This agreement is made this 7th day of August 2013 between:

1)	EQUINIX (EMEA) B.V., a private company with limited liability established, according to the laws of the Netherlands, having its registered office (zetel) at Amsterdam, The Netherlands and its principal place of business there at (1101 EC) Luttenbergweg 4 (“Equinix”);

and

2)	Mr. ERIC CHARLES SCHWARTZ, born on 13th September 1966 (the “The Employee”);

WHEREAS:

a.	The Employee has been appointed as board member (bestuurder) of Equinix by its general meeting of shareholders (the “GM”);

b.	The ultimate parent company of Equinix is Equinix, Inc., a company according to the laws of California , the United States of America;

c.	Equinix, Inc. and any and all of its (indirect) subsidiaries, with the exclusion of Equinix, shall in this Agreement be referred to as a “Group Company” and jointly as “Group Companies”.

HAVE AGREED AS FOLLOWS:

1.	Entry into Force/Duration/Termination

1.1	The parties’ mutual obligations under this employment agreement (the “Agreement”) shall come into effect on 1 July 2013 (the “Commencement Date”). However, the Employee’s continuous employment shall be deemed to have commenced on May 22nd 2006.

1.2	This Agreement has been concluded for an indefinite period.

1.3	In case of Employee being dismissed by the GM (or any other competent corporate body of Equinix) as board member and this Agreement terminating as a consequence thereof upon expiry of the applicable notice period (the “Termination Date”), the parties here and now agree to a subsequent fixed term employment agreement which will commence on the day following the Termination Date and which will terminate by operation of law, i.e. without notice being required, upon 31st July 2018 and which will:

•	unless otherwise agreed at the time – neither include any board membership nor the role of President EMEA, but involve a role as ‘Consultant on European Affairs’; and

•	include a gross annual salary of EUR 60,000 (including all statutory (holiday) allowances);

•	not include participation in the Equinix, Inc. Annual Incentive Plan or any other STI or LTI plan, including any equity incentive plan offered by Equinix, Inc.;

and which will for the remainder be on identical terms as included in this Agreement (ceteris paribus) and thus inter alia entail a work location in The Netherlands. Such fixed term employment agreement will be without the option of interim (“tussentijdse”) termination.

1.4	This Agreement will terminate in any event, either by operation of law or failing such by mutual consent, on the date whereon the Employee reaches the age on which the Employee becomes entitled to Dutch state old age pension benefits (AOW) regardless of the Employee actually taking those benefits at that age.

1.5	In the event of a change of control in Equinix, Inc., as per the terms of the Change in Control Severance Agreement between Equinix, Inc. and the Employee dated 19 December 2008, as amended, and as may be amended from time to time. (“U.S. Severance Agreement”), the parties acknowledge and agree that “Company” as referred to in the U.S. Severance Agreement includes a reference to Equinix (EMEA) B.V. and that any payments made to the Employee under the U.S. Severance Agreement will be decreased by any severance or damages payable to Employee in respect of the termination of this Agreement regardless of such payments arising from any compromise, from any severance awarded to Employee in court rescission proceedings ex article 7:685 Dutch Civil Code (“DCC”) and/or from any severance awarded to Employee in court rescission proceedings ex article 7:685 DCC and, reversely, that any payments due to Employee in respect of the termination of this Agreement will be decreased by any payments due to Employee under the U.S. Severance Agreement.

1.6	This Agreement may be terminated by either party as per the last day of a calendar month by giving notice to the other party and with due observance of the respective statutory notice periods, and due observance of any other applicable terms of this Agreement that apply in the event of termination, such as upon the Employee’s dismissal as a board member and subsequent termination as outlined in clause 1.3 above.

2.	Duties

2.1	The Employee shall fulfil the position of “President EMEA” and board member (bestuurder) of Equinix. The Employee shall be deemed to have accepted the appointment as board member.

2.2	The Employee’s usual duties as President EMEA will be the overall management of the EMEA business unit of the global Equinix organisation and, without limitation, will include those specific activities that are set out in a job description that has been provided by Equinix to the Employee. The Employee shall report on a day to day basis to Steve Smith, as Equinix CEO and as nominated representative of the GM for these purposes.

2.3	As a board member (bestuurder) of Equinix, the Employee shall observe all obligations arising from Dutch law, the articles of association of Equinix, any charter of the board of Equinix and any and all instructions and/or resolutions that are or may be adopted by the GM or any other competent corporate body of Equinix.

2.4	The Employee shall, at Equinix’ request, at all times be willing to perform work for any Group Company and shall accept appointment as bestuurder under Dutch law of such Group Company or as officer of such Group Company under the laws governing that Group Company, without being entitled to any remuneration in respect of the activities performed for such Group Company in addition to the remuneration included in this Agreement, unless otherwise agreed in writing by the parties.

2.5	As board member (bestuurder) under Dutch law of such Group Company or as officer of such Group Company under the laws governing that Group Company, the Employee shall observe all obligations arising from Dutch law respectively the laws governing that Group Company, the articles of association or the equivalent thereof under any law system of such Group Company, any charter of the board of such Group Company and any and all instructions and/or resolutions that are or may be adopted by the (general meeting of) shareholders or, if competent to render such instructions binding the Employee in his capacity of “bestuurder” or officer, by the board or any supervisory board of such Group Company.

2.6	For the avoidance of doubt, the Employee shall, at the GM’ request, at all times be willing to perform work for any Group Company, whether a board member (bestuurder) or not. In addition to the above, the Employee agrees that at all times the Employee shall comply with Equinix’s corporate governance policies and procedures, including but not limited to its Code of Business Conduct regulating matters such as gifts and anti-bribery measures, and as such policies and procedures may be updated from time to time.

3.	Working Hours/Overtime/Workplace

3.1	The Employee shall perform the Employee’s duties under this Agreement on a full time basis. A full time equivalent (FTE) within Equinix represents 40 working hours per week.

3.2	The usual office hours are from 8:30 to 17:00 CET. The GM is entitled to change the usual office hours if Equinix’ interests so require.

3.3	The Employee shall be required to occasionally perform the Employee’s duties during weekends and/or on public holidays and/or in excess of the number of working hours per week pursuant to the first paragraph of this clause and/or outside regular office hours, if such is reasonably necessary for the proper performance of the Employee’s duties under this Agreement (“Overtime”).

3.4	Sufficient remuneration for Overtime shall be deemed included in the Salary and the Employee shall therefore not be entitled to any (additional) remuneration for Overtime.

3.5	The Employee shall in principle perform the Employee’s duties under this Agreement for the benefit of Equinix at or from Equinix’ premises in Amsterdam, The Netherlands. The GM is authorised to relocate the Employee’s workplace to another location within The Netherlands. The Employee shall furthermore be prepared to travel inside and outside the Netherlands, including to the United States, as the business requires.

4.	Salary & Benefits

4.1	The Employee shall, for the duration of this Agreement and in substitution of any deviating arrangements in the International Long-Term Assignment Letter, be entitled to a full time gross annual salary of EUR 278,462.00, including the (8%) Dutch statutory (holiday) allowance and any other statutory allowances (the “Salary”) and as amended through Equinix’s salary review process as applicable from time to time. The Salary will be accruing in arrears and be payable into a bank account of the Employee to be designated by the Employee in twelve equal monthly instalments of EUR 21,486.27 gross (i.e. the Salary divided by 12.96) and a single annual instalment equal to the Dutch statutory 8% holiday allowance in May of each year (i.e. 8% of the Salary).

4.2	The Employee shall, for the duration of its validity (unless extended by mutual agreement by the parties in writing), be entitled to the other employment benefits (arbeidsvoorwaarden) as included in the International Long-Term Assignment Letter executed on 21 May 2013, a copy whereof is in the Employee’s possession (the “International Long-Term Assignment Letter”), i.e. other than the Salary and other deviating or additional arrangements made in this Agreement.

4.3	The Employee shall, in addition to the Salary, qualify for participation in the Equinix, Inc. Annual Incentive Plan, as operated from time to time by Equinix, subject to the terms and conditions of such plan and any separate communications (including target settings) made by Equinix in that respect. Equinix retains the right to amend or abolish the Equinix, Inc. Annual Incentive Plan unilaterally. Any grants made under the Equinix, Inc. Annual Incentive Plan in any year do not create rights for future years.

5.	Vacation

5.1	On a full-time basis the Employee shall be entitled to 25 vacation days per calendar year (20 statutory days and 5 extra-statutory days), accruing on a pro rata tempore basis. The Employee shall in addition not be obliged to perform duties on New Year’s Day, the fifth of May (once every five years), Easter Monday, Queen’s/King’s Birthday, Ascension Day, Whit Monday, Christmas Day and Boxing Day.

5.2	Vacation days shall only be taken by the Employee in consultation with Steve Smith, albeit that the GM reserves the right to set vacation unilaterally after consultation with the Employee. Generally vacation will be taken (or set by the GM) during the calendar year in which the vacation days accrue.

6.	Company Car

6.1	Equinix shall pay the Employee a gross annual compensation of EUR 11,400 ( IN WORDS: eleven thousand four hundred Euros ) for all costs (including without limitation the costs for purchase, depreciation, maintenance, insurance, taxation and fuel) incurred by the Employee in respect of a private car which is appropriate for the discharge of the Employee’s duties under this Agreement and which shall be used by the Employee in the discharge of the Employee’s duties for Equinix (the “Car Allowance”), accruing and payable into a bank account of the Employee to be designated by the Employee in 12 equal monthly instalments in arrears. The Car Allowance will be paid without wage tax and/or social security withholdings for the purposes of commuting and business mileage only if and to the extent allowed under the relevant Dutch legislation as from time to time in force, for which purpose the Employee will be required to provide Equinix with a proper administration of all commuting and/or business travel done by use of the Employee’s private car.

6.2	The Car Allowance will be deemed to include proper and sufficient compensation for the Employee to have the Employee’s private car (if applicable) fully insured against all risks (for the car, the driver, any passengers and third parties) associated with the business use of that car.

6.3	Alternatively to a Car Allowance as set out above, if requested by the Employee, Equinix shall provide the Employee with the right to use a company car, under the terms and conditions of Equinix’ Company Car Policy (the “Car Policy”) and Company Car User Regulations (the “Car Regulations”) as from time to time in place within Equinix, both for business and private purposes.

7.	Illness, Disablement & Pension

7.1	If the Employee is ill and must be absent from work, the Employee is required to inform Steve Smith of this immediately, but in any case on the first day of absence from work. Equinix’ policies regarding sick leave and long term illness or disablement are covered in the Equinix handbook, as updated from time to time. The Employee must strictly comply with the guidelines and instructions which have been or will be given by or on behalf of Equinix regarding sick leave and other such leave.

7.2	The Employee is eligible to participate in Equinix’ collective pension scheme for Dutch based employees, under the terms and conditions of the pension regulations (pensioenreglement) as in force from time to time (representing the pensioenovereenkomst).

8.	Confidentiality

8.1	The Employee shall, both during the term of this Agreement and after termination of this Agreement for whatever reason, refrain from using, publishing and/or disclosing in any manner to whomsoever (including to other the Employees of Equinix or any of its Group Companies’ staff, unless such staff members must be informed in connection with their work for Equinix and in such event only upon the express written authorisation of the GM) or negligently cause any unauthorized use, publishing or disclosure of any information of a confidential nature concerning (the business of) Equinix, which has become known to the Employee as a result of the employment under this Agreement and which information the Employee knew or should have known to be of a confidential nature, provided however that such information shall not include any information that is in the public domain or becomes so available (unless such availability in the public domain is a result of the Employee’s breach of the Employee’s obligations pursuant to this Agreement) or that is lawfully disclosed by the Employee to a third party as a consequence of the Employee’s proper performance of the Employee’s duties and responsibilities hereunder (“Confidential Information”).

8.2

Information on or pertinent to, without limitation, the following issues as well as those issues itself shall be deemed Confidential Information: inventions, know-how, trade secrets, laboratory notebooks, biological materials, mask works, (engineering) designs and drawings, price lists, pricing methodologies, pricing policies, licenses, contract information, financial forecasts, historical financial data, budgets, customers, customer sales, customer proposals, sale forecasts, methods of operation, pricing policies, vendors, suppliers, contractors (and their terms of business), purchasers, any proposals relating to the acquisition or disposal of any company owned or business operated by Equinix, any proposals relating to the expansion or contracting of activities, (business-, research & development-, construction-, technical-, sales- and production-)plans, (business-, research & development-, construction-, technical-, sales- and production-) processes, apparatus, designs, compositions, formula, developments, research, techniques, improvements, procedures, specifications, ideas, computer hardware, computer software, methods of accounting, manners of doing business, marketing plans, personnel and employment matters (including details of the Employees and directors, the level of remuneration and benefits paid to them); all as acquired, developed, amended, used, generated and/or utilised by or on behalf of Equinix.

9.	Data Carriers & Equipment

9.1	The Employee shall not have or keep in the Employee’s private possession in any manner whatsoever any documents (including notes, records, diaries, reports, proposals, lists, specifications, blue prints, sketches, (laboratory) notebooks, flow charts, memoranda, worksheets, drawings, minutes of meetings and correspondence as well as abstracts or summaries thereof), software, computer disks or other data or data carriers or media and/or (electronic) copies thereof containing Confidential Information or otherwise relating to Equinix’ business, that have become available to the Employee as a result of the employment under this Agreement (“Data Carriers”), except insofar as and for as long as necessary for the proper performance of the Employee’s duties for Equinix.

10.	Intellectual and Industrial Property Rights

10.1	Insofar as the rights specified hereinafter are not vested in Equinix by operation of law on the grounds of the employment relation between the parties, the Employee hereby explicitly warrants/guarantees that the Employee shall transfer and, insofar as possible, hereby transfers to Equinix in advance any intellectual and/or industrial property rights of whatever nature in or arising from ideas, concepts, discoveries, inventions, improvements and/or developments made or acquired by the Employee in the discharge of the Employee’s duties for Equinix or by use of any knowledge gained in the performance of his duties for Equinix.

10.2	The Employee shall promptly disclose to the GM fully and completely any and all of the ideas, concepts, discoveries, inventions, improvements and developments, made or acquired by the Employee in the discharge of the Employee’s duties for Equinix.

10.3	The Employee hereby irrevocably relinquishes/waives for the benefit of Equinix any moral/personal rights as referred to in any applicable statute, that may vest in the Employee in respect of the work products referred to in the previous paragraphs of this clause.

10.4	The Employee acknowledges that the remuneration under the Employment Agreement includes reasonable and sufficient compensation for the fact that the intellectual and industrial property rights, referred to above, will vest in Equinix by operation of law or through the transfer to Equinix of such rights pursuant to clause 9.1 above.

10.5	For the avoidance of doubt, Equinix is entitled at its discretion to assign any of the intellectual property rights belonging to it to any Group Company.

11.	Other Activities

11.1	The Employee shall during the term of this Agreement not perform any (paid or unpaid) activities for third parties, with the exception of Group Companies, without the prior written consent of the GM. Such consent shall not be unreasonably withheld for the performance of activities by the Employee, provided that:

•	the Employee does not perform activities similar to the Employee’s duties under this Agreement; and

•	the relevant third party cannot in any sense be considered a competitor of Equinix; and

•	activities performed for the relevant third party will not in any sense constitute competition with Equinix; and

•	the Employee works at least the agreed number of hours per week for Equinix; and

•	activities performed for any third party do not have an adverse effect on the duties to be performed by the Employee under this Agreement; and

•	any other specific conditions to which such consent will be made subject at the time the consent will be given, will be met.

11.2	Any consent given in the future pursuant to paragraph 1 of this clause may be revoked by the GM at any time if any of the conditions referred to in paragraph 1 of this clause or any specific conditions to which such consent was made subject, will appear not or no longer met.

12.	Non-competition

12.1	The Employee shall not without the prior written consent from the GM, both during the term of this Agreement and during a period of 6 months after the date of termination of this Agreement, in any manner, directly or indirectly, either for the Employee’s own account or for the account of third parties, either against or without consideration

•	be engaged in, involved in, perform services for or work for; and/or

•	act as intermediary, in whatsoever manner, directly or indirectly, for,

any enterprise other than a Group Company carrying on any business which is in competition with a business carried on by Equinix at the time of termination of this Agreement.

12.2	Without limiting the continuing application of any confidentiality obligations upon the Employee, the Employee shall not during a period of 6 months after the date of termination of this Agreement in any manner, either directly or indirectly, approach and/or entice away from Equinix and/or perform activities aimed at selling commodities and/or services that are competitive with commodities/services marketed or scheduled to be marketed by Equinix at the date of termination of this Agreement and/or provide such services to:

•	any customers of Equinix; and/or

•	parties that were customers of Equinix in the period of 6 months immediately preceding the termination of this Agreement.

12.3	The Employee shall, during a period of 6 months after the date of termination of this Agreement, not in any manner employ, approach and/or entice to enter into an employment relation with third parties or with the Employee:

•	any personnel of Equinix; and/or

•	personnel that were employed by Equinix in the period of 6 months immediately preceding the termination of this Agreement.

12.4	These restrictions shall, in view of Equinix’ worldwide activities, apply in the territory of all countries in which Equinix or any Group Company performs and/or demonstrably plans to- perform activities on the formal date of termination of this Employment Agreement.

13.	Restitution

13.1	Upon termination of this Agreement and/or in case of absence from work exceeding three months and/or upon suspension/garden leave, the Employee shall immediately return to Equinix any materials, devices, properties, equipment, Data Carriers, keys and any other items belonging to Equinix or leased/rented by Equinix from third parties. The Employee shall not withhold any copies or reproductions of those items or deliver such items or reproductions to anyone else.

14.	Definition of Equinix

14.1	In the clauses 8 up to and including 13 of this Agreement, Equinix shall in as far as relevant be deemed to include any and all Group Companies.

15.	Penalties

15.1	If the Employee breaches any of the obligations stated in the clauses 8 up to and including 13 of this Agreement, the Employee shall immediately forfeit to Equinix a penalty/liquidated damages for each breach thereof, amounting to EUR 10,000 (ten thousand Euros) and then, in addition, a further penalty/liquidated damages amounting to EUR 2,500 (two thousand five hundred Euros) for each day that the act or omission giving rise to such breach continues or a further same or similar breach occurs after Equinix has provided written notice of the breach to the Employee, without prejudice to Equinix’ rights to claim (a) full compliance with the relevant contractual obligations and/or (b) actual damages instead of the penalty/liquidated damages.

15.2	Payment of the penalties referred to in the previous paragraph shall not release the Employee from the Employee’s obligations as specified in this Agreement. With respect to the penalties provided for in the previous paragraph of this clause, the parties to this Agreement intend to derogate from the provisions of article 7:650 paragraphs 3 and 5 of the Dutch Civil Code both in respect of the amounts of the penalties and to the extent that these penalties can be used by Equinix for its own benefit.

16.	Actions Post-Termination

16.1	Upon termination of this Agreement (howsoever arising) or upon either Equinix or the Employee having served notice of such termination, the Employee shall cooperate with Equinix by providing such assistance as may reasonably be required in connection with any handover arrangements or any claim made by or against Equinix. For the avoidance of doubt such assistance may include attending meetings, reviewing documents, giving and signing statements/affidavits and attending hearings and giving evidence.

17.	Personnel Handbook/Manual & Preference

17.1

Any employment benefits included in personnel regulations/policies/codes of conduct (a copy whereof will be presented to the Employee) as are/may become applicable in the future within Equinix are/will be deemed to form an integral part of this Agreement. All provisions of such personnel regulations/policies/codes of conduct that do not constitute an employment benefit should be considered to apply in addition to the provisions of this Agreement and are by definition subject to unilateral change by the GM or Equinix. In case of conflict between the personnel regulations and the provisions of this Agreement, the latter shall prevail. In case of conflict between the provisions of the personnel regulations and/or the provisions of this Agreement on the one hand and the provisions of the International Long-Term Assignment Letter or any different policies referred therein, on the other hand, the latter shall prevail.

18.	Tax Issues

18.1	Equinix and the Employee undertake to file a joint request with the Dutch Inland Revenue Service (“IRS”) for a ruling allowing application of the so-called 30% tax regulation as laid down in article 15a, part j, of the 1964 Dutch Wage Tax Act and article 9 of the 1965 Dutch Wage Tax Implementation Decree (the “Ruling”), regardless of Equinix benefitting from such Ruling in view of the tax equalization arrangements in the International Long-Term Assignment Letter. If pursuant to tax advice obtained by the parties, such filing will require a re-allocation of Salary and further benefits, Employee shall execute a written addendum to this Agreement including such re-allocation as requested by Equinix.

18.2	For any period under this Agreement when the tax equalization arrangements in the International Long-Term Assignment Letter do not longer apply, the Employee hereby indemnifies and shall hold harmless Equinix in respect of all (possible) retro-active tax assessments (naheffingsaanslagen inzake loonheffing) made against Equinix by the tax authorities of any country where the Employee performed duties for Equinix (the “Tax Authorities”) for wage tax, premiums for national insurances and in general payroll taxes (loonheffingen) that Equinix should have withheld (ingehouden) and/or paid (afgedragen) to the Tax Authorities but did not withhold and/or pay relating to (the payment of) the Salary and/or other benefits pursuant to this Agreement and/or in general relating to any payments made by Equinix to the Employee or third parties designated by the Employee. The Employee consents to Equinix setting-off any amounts owed by the Employee to Equinix in respect of the foregoing against any amounts payable by Equinix to the Employee.

19.	Replacement/Entire Agreement/Amendments

19.1	This Agreement is deemed to constitute the entire employment agreement between the Employee and Equinix and replaces all offers, letters of appointment, employment agreements or arrangements, whether written, oral or implied, if any, made by or between the Employee and/or Equinix or any Group Company of an earlier date, with the exception of the International Long-Term Assignment Letter.

19.2	The GM or Equinix is entitled to unilaterally amend the employment conditions (arbeidsvoorwaarden) under this Agreement with due observance of the provisions of article 7:613 and/or 7:611 Dutch Civil Code.

20.	Consequences of Termination

20.1	The provisions of this Agreement that by their nature are intended to survive termination of employment will remain in effect after termination of this Agreement.

21.	Collective Bargaining Agreement

21.1	Equinix is not bound by any collective bargaining agreement and no collective bargaining agreement applies to this Agreement.

22.	Headings

22.1	The headings used in this Agreement are included for the purpose of reference only and shall not constitute a part of this Agreement for any other purpose.

23.	Partial Invalidity/Unenforceability

23.1	Each provision of this Agreement is severable. If any provision is held to be invalid and/or unenforceable by any competent court, such invalidity and/or unenforceability shall not affect the remaining provisions of this Agreement. In such event, the parties hereto shall enter into negotiations aimed at replacing the invalid/unenforceable provision by a provision to maximally the same effect that is valid and enforceable.

24.	Personal Data

24.1	The Employee acknowledges that Equinix or any Group Company using the Employee’s personal data for the purpose of keeping a general administration of staff has/have a legitimate interest in processing such data, and to the extent such legitimate interest would be successfully contested, the Employee hereby consents to such processing of personal data. Equinix shall in this regard adhere to the provisions of the applicable Personal Data Protection legislation. The Employee furthermore consents to Equinix uploading the Employee’s personal data to a database located in the United States of America and to which a limited number of Group Company the Employees including Group Company the Employees in the United States of America will have access on a need-to-know basis.

25.	Governing Law

25.1	This Agreement is construed in accordance with and shall be governed by the laws of The Netherlands.

IN WITNESS whereof the parties hereto have executed this Agreement in two original copies on the day and year first written above.

At Amsterdam	At Amsterdam

Equinix (EMEA) B.V.

/s/ Kathryn Herrick	/s/ Eric Schwartz
Mrs. Kathryn Herrick	Mr. Eric Charles Schwartz

Title: “bestuurder” and in this matter acting with the full approval and to the extent required authorisation of the GM.

At Redwood City, CA

EQIX (Global Holdings) C.V.

/s/ Keith Taylor
Mr Keith Taylor
Title: Member of the Supervisory Board

The undersigned, Equinix, Inc. of One Lagoon Drive, Redwood City, California, USA, hereby consents to the amendments made to the U.S. Severance Agreement as included in clause 1.5 of the above Agreement.

Date:

Equinix, Inc.

/s/ Keith Taylor
Keith Taylor
CFO